EXHIBIT 99.1

News Release

DARLING INGREDIENTS INC. REPORTS FIRST QUARTER 2018 FINANCIAL RESULTS:
Improved Global Food Segment, Steady Fuel Segment Performance and
Substantial Progress on Diamond Green Diesel JV Phase Three Expansion Review

May 9, 2018 - IRVING, TEXAS - Darling Ingredients Inc. (NYSE: DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, industrial, fuel, bioenergy, and fertilizer industries, today announced financial results for the 2018 first quarter ended March 31, 2018.

First Quarter 2018 Overview

•	Revenue of $875.4 million, includes $12.6 million BTC from 2017 and $46.2 million reduction as a result of ASC 606 adoption in Q1 2018

•	Net income of $97.3 million, or $0.58 per GAAP diluted share

•	Adjusted EBITDA of $110.4 million

•	Continued strong global raw material volumes, up 2.7 percent

•	Lower feed segment EBITDA as a result of lower fat pricing partially offset by robust protein values

•	Diamond Green Diesel debt free following $53.7 million debt payment

•	Euro Bonds refinanced in late April, extending maturity from 2022 to 2026 with more favorable terms

For the first quarter of 2018, the Company reported net sales of $875.4 million, as compared with net sales of $878.5 million for the first quarter of 2017. Net income attributable to Darling for the three months ended March 31, 2018 was $97.3 million, or $0.58 per diluted share, compared to a net income of $5.8 million, or $0.04 per diluted share, for the first quarter of 2017. The increase in net income for the first quarter 2018 is primarily due to the inclusion of the blenders tax credit passed retroactive for 2017 in February of 2018, which was not reported first quarter 2017 and has not yet been reinstated for 2018. First quarter results also reflect a $46.2 million revenue reduction as a result of adoption of ASC 606 in Q1 2018 whereby freight revenue is now presented net in cost of sales.

Comments on the First Quarter 2018

“Our operating results for the quarter were mixed, with lower Feed segment earnings offset by modestly improved Food and Fuel earnings. Harsh winter weather impacted many of our North American operations while global slaughter remained robust. The excess supply ultimately pressured prices in the Feed segment as raw material price adjustments lagged and inventories built. Steady and improving earnings in our Food and Fuel segments reflect the stability of those markets,” said Randall C. Stuewe, Chairman and Chief Executive Officer of Darling Ingredients Inc. “Our Diamond Green Diesel JV benefited from the lower fat prices and continues to provide a hedge to our core Feed segment earnings. For the quarter, DGD operated at capacity post the 12-day turnaround at the predicted EBITDA per gallon run rate and we remain optimistic we will achieve the predicted $1.25 per gallon EBITDA for the full year. We’ve made substantial progress on our cost analysis of the facility’s Phase III expansion to 600 million gallons per year and we expect to finalize our plans later this summer.”

Stuewe continued, “Recently, we further strengthened our liquidity and capital structure through a private offering of €515 million of unsecured senior notes due 2026 at 3.625%. This gives us financial flexibility by extending maturity and improving our cost of borrowing. We concurrently conducted a cash tender offer of all our outstanding 4.75% senior notes that were due 2022. We will continue to focus on maintaining the strength of our balance sheet as we capitalize on our world of growth opportunities, and we’re off to a good start in 2018.”

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Operational Update by Segment

•
Feed Ingredients - Harsh winter weather challenged North America plant operations. Global fat prices trended sharply lower due to ample supplies and seasonality of biofuel business. Formula pricing lagged as markets cycled lower before rebounding, while protein prices recovered on strong demand for specialty products. Strong slaughter drove global volumes up 3.2 percent year-over-year.

•
Food Ingredients - Improved performance was led by higher sales volumes and increased demand from Rousselot gelatin business. Earnings improved in Brazil while challenging conditions continued to impact Argentina. We had steady performance in China and North America while Europe margins were tempered by strengthening Euro. Sonac edible fats maintained robust sales volumes offset by lower selling prices due to deflationary pressure on global palm oil markets. CTH casings business delivered a solid quarter.

•
Fuel Ingredients - We realized benefit of $12.6 million full year BTC made retroactive for 2017 in February 2018. Ecoson bioenergy plant delivered strong results on higher sales volumes. Rendac leveraged strong supply volumes producing consistent earnings while North American biodiesel facilities operated at breakeven without the BTC for 2018.

•
Diamond Green Diesel Joint Venture (DGD) - DGD excelled operationally and reported entity level EBITDA of $1.19 per gallon on 33.4 million gallons of sales. When adjusted for expensed catalyst changeover, adjusted EBITDA was $1.28 per gallon. Retroactive BTC, approved in Feb. 2018, added $0.48 per share and Q1 2018 EBITDA, excluding the 2017 BTC, was $39.8 million at the entity level, or $19.9 million for Darling’s share. Q1 2018 does not include a vessel carrying 130,000 barrels which was loaded on the last day of March and will be recognized in Q2 2018. JV was fully deleveraged with final debt payment of $53.7 million. Expected downtime for 275-million-gallon expansion is scheduled for mid-June and will take 45 days with operations to commence around August 1.

Financial Update by Segment

Feed Ingredients	Three Months Ended
($ thousands)	March 31, 2018	April 1, 2017
Net sales	$485,798	$552,624
Selling, general and administrative expenses	48,265	44,837
Depreciation and amortization	46,789	43,719
Segment operating income	21,657	31,492
EBITDA	$68,446	$75,211
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Feed Ingredients operating income for the three months ended March 31, 2018 was $21.7 million, a decrease of $9.8 million or (31.1)% as compared to the three months ended April 1, 2017. Feed Ingredients segment operating income was down in the three months ended March 31, 2018 as compared to the same period in fiscal 2017 due to lower finished fat product prices that more than offset increased raw material volumes.

•
Feed Ingredients net sales during the three months ended March 31, 2018 were $485.8 million as compared to $552.6 million during the three months ended April 1, 2017, a decrease of approximately $66.8 million or (12.1)%. Net sales for the Feed Ingredients segment were lower due to the Company’s sale of a portion of its interest in a

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majority owned consolidated subsidiary operating in the cattle hides business as part of its European operations, which resulted in the foreign subsidiary being deconsolidated and accounted for using the equity method of accounting, effective January 2018. Also contributing to the lower sales in the Feed Ingredients segment was the change in freight revenue recognition per ASC 606, where billed freight moved from net sales to cost of sales, and the decrease in fat finished product pricing compared to the same period of fiscal 2017.

Food Ingredients	Three Months Ended
($ thousands)	March 31, 2018	April 1, 2017
Net sales	$305,520	$266,226
Selling, general and administrative expenses	23,861	24,977
Depreciation and amortization	20,640	17,601
Segment operating income	11,834	14,256
EBITDA	$32,474	$31,857
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Food Ingredients operating income was $11.8 million for the three months ended March 31, 2018, a decrease of $2.5 million or (17.5)% as compared to the three months ended April 1, 2017. This decrease was a result of lower earnings in the gelatin business in Europe, impacted by less stable export sales markets due to lower exchange rates. This decrease more than offset improved results in the South American market. The Company’s edible fat markets were lower as a result of lower fat prices as compared to the same period in fiscal 2017. The casings business delivered slightly lower earnings due to pressure on raw material prices as compared to the same period in fiscal 2017.

•	Food Ingredients net sales overall increased as a result of currency exchange rates and higher sales volumes in both the gelatin and casings businesses.

Fuel Ingredients	Three Months Ended
($ thousands)	March 31, 2018	April 1, 2017
Net sales	$84,056	$59,660
Selling, general and administrative expenses	(1,398)	3,263
Depreciation and amortization	8,471	6,845
Segment operating income	17,157	3,554
EBITDA	$25,628	$10,399
*EBITDA calculated by adding depreciation and amortization to segment operating income.

•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients segment income for the three months ended March 31, 2018 was $17.2 million, an increase of $13.6 million or 377.8% as compared to the same period in fiscal 2017. The increase in earnings is primarily due to the reinstated fiscal 2017 blenders tax credits of approximately

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$12.6 million recorded in the first quarter of fiscal 2018 in North America as compared to the lack of blenders tax credits in the same period of fiscal 2017.

•
Exclusive of the DGD Joint Venture, the Company’s Fuel Ingredients net sales increased primarily due to the reinstated fiscal 2017 blenders tax credits in North America recorded in the first quarter of fiscal 2018 of approximately $12.6 million as compared to no blenders tax credits in the same period in fiscal 2017 and positive impacts from currency exchange rates.

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Darling Ingredients Inc. and Subsidiaries
Consolidated Operating Results
For the Periods Ended March 31, 2018 and April 1, 2017
(in thousands, except per share data)
(unaudited)

	Three Months Ended
			$ Change
	March 31,	April 1,	Favorable
	2018	2017	(Unfavorable)
Net sales	$875,374	$878,510	$(3,136)
Costs and expenses:
Cost of sales and operating expenses	678,099	687,966	9,867
Selling, general and administrative expenses	86,902	86,923	21
Depreciation and amortization	78,619	71,114	(7,505)
Total costs and expenses	843,620	846,003	2,383
Operating income	31,754	32,507	(753)
Other expense:
Interest expense	(23,124)	(21,680)	(1,444)
Foreign currency loss	(1,481)	(264)	(1,217)
Other expense, net	(2,516)	(2,053)	(463)
Total other expense	(27,121)	(23,997)	(3,124)
Equity in net income of unconsolidated subsidiaries	97,154	706	96,448
Income before income taxes	101,787	9,216	92,571
Income taxes expense	3,712	1,818	(1,894)
Net income	98,075	7,398	90,677
Net income attributable to noncontrolling interests	(770)	(1,569)	799
Net income attributable to Darling	$97,305	$5,829	$91,476
Basic income per share:	$0.59	$0.04	$0.55
Diluted income per share:	$0.58	$0.04	$0.54

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Darling Ingredients Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
March 31, 2018 and December 30, 2017
(in thousands)

	March 31,	December 30,
	2018	2017
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$122,869	$106,774
Restricted cash	142	142
Accounts receivable, net	413,659	391,847
Inventories	373,121	358,183
Prepaid expenses	40,707	38,326
Income taxes refundable	4,694	4,509
Other current assets	15,888	56,664
Total current assets	971,080	956,445

Property, plant and equipment, less accumulated depreciation, net	1,657,609	1,645,822
Intangible assets, less accumulated amortization, net	659,855	676,500
Goodwill	1,309,608	1,301,093
Investment in unconsolidated subsidiaries	409,135	302,038
Other assets	63,037	62,284
Deferred income taxes	15,186	14,043
	$5,085,510	$4,958,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$16,722	$16,143
Accounts payable, principally trade	188,048	217,417
Income taxes payable	11,290	12,300
Accrued expenses	290,809	313,623
Total current liabilities	506,869	559,483

Long-term debt, net of current portion	1,764,423	1,698,050
Other non-current liabilities	106,603	106,287
Deferred income taxes	268,376	266,708
Total liabilities	2,646,271	2,630,528

Commitments and contingencies
Total Darling's stockholders' equity:	2,365,361	2,244,933
Noncontrolling interests	73,878	82,764
Total stockholders' equity	$2,439,239	$2,327,697
	$5,085,510	$4,958,225

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Darling Ingredients Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Three Months Ended March 31, 2018 and April 1, 2017
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	April 1,
Cash flows from operating activities:	2018	2017
Net income	$98,075	$7,398
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,619	71,114
Gain on disposal of property, plant, equipment and other assets	(462)	(125)
Gain on insurance proceeds from insurance settlements	(503)	—
Deferred taxes	(2,649)	(8,454)
Increase in long-term pension liability	159	702
Stock-based compensation expense	8,992	6,732
Deferred loan cost amortization	2,939	2,176
Equity in net income of unconsolidated subsidiaries	(97,154)	(706)
Distribution of earnings from unconsolidated subsidiaries	—	25,000
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(14,590)	(753)
Income taxes refundable/payable	(1,384)	7,576
Inventories and prepaid expenses	(10,182)	(10,660)
Accounts payable and accrued expenses	(38,422)	(8,365)
Other	3,486	2,823
Net cash provided by operating activities	26,924	94,458
Cash flows from investing activities:
Capital expenditures	(56,587)	(62,292)
Investment of unconsolidated subsidiaries	(3,500)	(2,250)
Proceeds from sale of investment in subsidiary	2,805	—
Gross proceeds from disposal of property, plant and equipment and other assets	1,479	1,340
Proceeds from insurance settlement	503	3,301
Payments related to routes and other intangibles	(15)	—
Net cash used by investing activities	(55,315)	(59,901)
Cash flows from financing activities:
Proceeds from long-term debt	3,876	8,649
Payments on long-term debt	(9,622)	(9,265)
Borrowings from revolving credit facility	135,184	47,000
Payments on revolving credit facility	(80,019)	(52,327)
Net cash overdraft financing	(331)	(1,077)
Deferred loan costs	(1,094)	(1,135)
Issuance of common stock	182	22
Minimum withholding taxes paid on stock awards	(2,018)	(1,995)
Distributions to noncontrolling interests	—	(433)
Net cash provided/(used) by financing activities	46,158	(10,561)
Effect of exchange rate changes on cash	(1,672)	309
Net increase in cash, cash equivalents and restricted cash	16,095	24,305
Cash, cash equivalents and restricted cash at beginning of period	106,916	114,857
Cash, cash equivalents and restricted cash at end of period	$123,011	$139,162
Supplemental disclosure of cash flow information:
Accrued capital expenditures	$(1,934)	$(2,787)
Cash paid during the period for:
Interest, net of capitalized interest	$19,142	$19,022
Income taxes, net of refunds	$7,120	$2,429
Non-cash financing activities:
Debt issued for assets	$17	$—

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Selected financial information for the Company's Diamond Green Diesel Joint Venture is as follows:

Diamond Green Diesel Joint Venture
Condensed Consolidated Balance Sheets
March 31, 2018 and December 31, 2017
(in thousands)

	March 31,	December 31,
	2018	2017
	(unaudited)
Assets:
Total current assets	$295,775	$202,778
Property, plant and equipment, net	475,218	435,328
Other assets	11,959	4,655
Total assets	$782,952	$642,761

Liabilities and members' equity:
Total current portion of long term debt	$—	$17,023
Total other current liabilities	40,242	40,705
Total long term debt	—	36,730
Total other long term liabilities	458	450
Total members' equity	742,252	547,853
Total liabilities and members' equity	$782,952	$642,761

Diamond Green Diesel Joint Venture
Operating Financial Results
Three Months Ended March 31, 2018 and March 31, 2017
(in thousands)
(unaudited)

	Three Months Ended
			$ Change
	March 31,	March 31,	Favorable
	2018	2017	(Unfavorable)
Revenues:
Operating revenues	$150,321	$125,397	$24,924
Expenses:
Total costs and expenses less depreciation, amortization and accretion expense	(49,821)	115,322	165,143
Depreciation, amortization and accretion expense	6,120	8,113	1,993
Operating income	194,022	1,962	192,060
Other income	377	223	154
Interest and debt expense, net	—	(990)	990
Net income	$194,399	$1,195	$193,204

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Darling Ingredients Inc. reports Adjusted EBITDA results, which is a Non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP) (for additional information, see “Use of Non-GAAP Financial Measures” included later in this media release). The Company believes that Adjusted EBITDA provides additional useful information to investors. Adjusted EBITDA, as the Company uses the term, is calculated below:

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA
First Quarter 2018 as compared to First Quarter 2017

	Three Months Ended - Year over Year
Adjusted EBITDA	March 31,	April 1,
(U.S. dollars in thousands)	2018	2017

Net income attributable to Darling	$97,305	$5,829
Depreciation and amortization	78,619	71,114
Interest expense	23,124	21,680
Income tax expense	3,712	1,818
Foreign currency loss	1,481	264
Other expense, net	2,516	2,053
Equity in net (income) of unconsolidated subsidiaries	(97,154)	(706)
Net income attributable to noncontrolling interests	770	1,569
Adjusted EBITDA	$110,373	$103,621
Foreign currency exchange impact (1)	(8,135)	—
Pro forma Adjusted EBITDA to Foreign Currency (Non-GAAP)	$102,238	$103,621

DGD Joint Venture Adjusted EBITDA (Darling's share)	$100,071	$5,037

(1) The average rates assumption used in the calculation was the actual fiscal average rate for the three months ended March 31, 2018 of €1.00:USD$1.23 and CAD$1.00:USD$0.80 as compared to the average rate for the three months ended April 1, 2017 of €1.00:USD$1.07 and CAD$1.00:USD $0.75, respectively.

About Darling
Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, nutraceutical, food, pet food, feed, industrial, fuel, bioenergy and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal fats) into valuable feed and fuel ingredients, and collects and processes residual bakery products into feed ingredients.  In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments and disposal services for waste solids from the wastewater treatment

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systems of industrial food processing plants. The Company sells its products domestically and internationally and operates within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.

Darling Ingredients Inc. will host a conference call to discuss the Company’s first quarter 2018 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Thursday, May 10, 2018. To listen to the conference call, participants calling from within North America should dial 1-844-868-8847; international participants should dial 1-412-317-6593. Please refer to access code 10119234. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through May 17, 2018, by dialing 1-877-344-7529 (U.S. callers), 855-669-9658 (Canada) and 1-412-317-0088 (international callers). The access code for the replay is 10119234. The conference call will also be archived on the Company’s website.

Use of Non-GAAP Financial Measures:
Adjusted EBITDA is not a recognized accounting measurement under GAAP; it should not be considered as an alternative to net income, as a measure of operating results, or as an alternative to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes that were outstanding at March 31, 2018. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes and 4.75% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs, non-cash charges and cash dividends from the DGD Joint Venture. Additionally, the Company evaluates the impact of foreign exchange impact on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

Cautionary Statements Regarding Forward-Looking Information:
{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc., including its Diamond Green Diesel joint venture, and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” “assumption,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company's direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company's indebtedness or other purposes; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, or otherwise; reduced demand for animal feed; reduced finished product prices, including a decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2), low carbon fuel standards (LCFS) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of 2009 H1N1 flu (initially known as “Swine Flu”), highly pathogenic strains of avian influenza (collectively known as “Bird Flu”), bovine spongiform encephalopathy (or "BSE"), porcine epidemic diarrhea ("PED") or other diseases associated with animal origin in the United States or elsewhere; unanticipated costs and/or

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reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions and issues related to the announced expansion project; risks and uncertainties relating to international sales and operations, including imposition of tariffs, quotas, trade barriers and other trade protection measures imposed by foreign countries; difficulties or a significant disruption in our information systems or failure to implement new systems and software successfully, including our ongoing enterprise resource planning project; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; uncertainty regarding the likely exit of the U.K. from the European Union; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company's results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. The Company’s announced share repurchase program may be suspended or discontinued at any time and purchases of shares under the program are subject to market conditions and other factors, which are likely to change from time to time. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:
Melissa A. Gaither, VP IR and Global Communications 251 O’Connor Ridge Blvd., Suite 300, Irving, Texas 75038	Email : mgaither@darlingii.com Phone : 972-281-4478